Exhibit 10.2

January 12, 2012

PERSONAL AND CONFIDENTIAL

Mr. Richard Stalzer

415 Greenwich Street

New York, New York

10013

Dear Richard,

We are pleased to extend to you this offer of employment with Motricity, Inc. (the “Company”), subject to the completion of reference and background check.

This letter explains the details and terms of the employment offer.

Position:	Your position will be President, Mobile Marketing and Advertising, reporting to the Chief Executive Officer (the “CEO”), with the duties and responsibilities generally associated with this position. Other reasonable modifications to your responsibilities may be enacted by the Company.

Effective Start Date:	Your effective date will be January 23, 2012.

Base Compensation:	Your semimonthly base salary (“Base Salary”) will be $14,375.00 (calculated to $345,000 per annum), with payroll generation normally on the 15th and the last day of each month, and you will receive your first semi-monthly paycheck on Tuesday, January 31, 2012). Your position is exempt from overtime payment under the Fair Labor Standards Act.

Bonus:	You will be eligible to participate in our 2012 Corporate Incentive Plan (the “Plan”). Under the Plan, your annual target incentive is up to 70% of your annualized base salary, but may be zero if the Company fails to achieve its targets. Future target incentives will be determined by the Company’s Compensation Committee (“the Committee”). Any bonus granted will be prorated based on full-time work during the bonus period. You must be employed on the date of the bonus payout in order to be eligible for a bonus. Full terms and conditions are contained in the Plan document.

Stock Options:	You will be eligible for an award of 190,000 options. All of these options are granted according to the Company’s 2010 Long term Incentive Plan and are subject to the approval by the Committee. These options will, subject to Committee approval, be granted on the business day following the closing of the Company’s rights offering. The exercise price will be set and vesting will begin on that date. The terms and conditions of the options will be governed by a separate agreement and the stock plan.

Benefits:	As a full-time regular employee, you will be eligible for participation in the Company’s benefits plans in accordance with the terms of the respective plan. The cost of participating in the plans (if any) will depend upon the type of benefit and level of coverage you elect. Information on the current benefit options will be provided to you under separate cover. The Company reserves the right to add, change or terminate benefits at any time.

Performance Reviews /
Annual Merit Increases:	The Company will review your performance at least annually. Our performance period runs from January 1 through December 31. The Company may award discretionary annual merit increases, based on your performance and other position factors. Merit increases, if granted, are at the sole discretion of the Company, and are generally effective on March 1st following the performance period. They are prorated for your time of employment if you were hired during the performance period.

Non-Competition:	You shall not, during your employment or during the twelve (12) month period following the cessation of your employment, either directly or indirectly, as principal, agent, owner, employee, partner, investor, shareholder (other than solely as a holder of not more than two percent (2%) of the issued and outstanding shares of any public corporation), consultant, advisor or otherwise howsoever own, operate, carry on or engage in the operation of or have any financial interest in or provide, directly or indirectly, financial assistance to or lend money to or guarantee the debts or obligations of any person carrying on or engaged in any business that is then a competitor with the Company’s Business. The Company’s “Business” shall be deemed to be (i) mobile data solutions that enable wireless carriers and enterprises to deliver hosted, managed mobile data service offerings, including services to access the Internet using a mobile device, services to market and distribute a wide range of mobile content and applications, messaging services and billing support and settlement services, including, without limitation, services provided by mobile telecommunication carriers, and (ii) any other services, products or developments conducted or under development by the Company at the time of the termination of your employment with the Company; (i) and (ii) above as conducted by the Company or any of its subsidiaries or affiliates, whether with respect to customers, sources of supply or otherwise.

Non Solicit:	Customers and Suppliers: You shall not, during your employment or during the twenty-four (24) month period following the cessation of your employment, within the geographic territory in which you exercised responsibilities immediately prior to the cessation of your employment, directly or indirectly solicit, service or accept business from any customer or prospective customer of the Company known to you during your employment with the Company. Nor shall you, during the same twenty-four (24) month period, directly or indirectly interfere with, compromise or adversely affect the relationship between the Company and any of their suppliers. The terms “customer” or “supplier” shall mean a customer or supplier doing business with the Company during your employment or a prospective customer of the company during your employment.

Employees: You shall not, during your employment or within twenty-four (24) months following the cessation of your employment, directly or indirectly on your own behalf or on behalf of any other person hire, retain the a services of or attempt to solicit or retain the services of any individual who is an employee of, or service provider to, the Company, or encourage any individual to leave his or her employment with or cease providing services to the Company

Severance:	Subject to the below, in the event the Company terminates your employment without Cause (as defined herein) prior to two (2) years from the effective date of your employment, you shall be entitled to a severance payment (“Severance Payment”) in an amount equal to (i) the sum of any portion of your Base Salary earned but not yet paid through the date of termination and any accrued and unpaid vacation pay, in each case, to the extent earned, but not yet paid by the Company through the date of termination, (ii) an amount equal to six twelfths (6/12) of his or your annualized Base Salary, paid ratably over the 6-month period following the termination of your employment in accordance with the Company’s normal payroll practices, and (iii) any other benefits or compensation payable under any of the Company’s employee benefit plans in accordance with the applicable plan’s terms; which payments under clause (ii) are subject to and conditioned upon your execution and delivery to the Company of the Release as described below. Severance Payment shall commence 15 days following the expiration of the revocation period set forth in the Release and shall be in lieu of any termination or severance payments or benefits for which you may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

For purposes of this section, “Cause” shall mean means, with respect to a termination of your employment, your (i) failure to perform your duties; (ii) commission of, or indictment for a felony or any crime involving fraud or embezzlement or dishonesty or conviction of, or plea of nolo contendere to a misdemeanor (other than a traffic violation) punishable by imprisonment under federal, state or local law; (iii) engagement in an act of fraud or of willful dishonesty towards the Company or any of its affiliates; (iv) misconduct or negligence while employed by the Company or any of its affiliates; (v) violation of a federal or state securities law or regulation or employment law; (vi)

dishonesty detrimental to the Company or any of its affiliates; (vii) conduct involving any immoral acts which is reasonably likely to impair the reputation of the Company or any of its affiliates; (viii) disloyalty to the Company or any of its affiliates; (ix) use of a controlled substance without a prescription or the use of alcohol which impairs your ability to carry out your duties and responsibilities; (x) violation by you of the Company’s policies and procedures or any breach of any agreement between the Company and you; or (xi) embezzlement and/or misappropriation of property of the Company or any of its affiliates.

You shall only be entitled to receive the Severance Payment set forth herein, if you: (a) execute within forty-five (45) days of the date of your termination a general release of claims against the Company, its subsidiaries, affiliates, officers, directors and shareholders, in a form and of a scope determined by the Company in its sole discretion and approved by the Compensation Committee, including, without limitation, non-disparagement provisions; (b) present satisfactory evidence to the Company that you have returned all Company property, confidential information and documentation to the Company; (c) continue to comply with the provisions of any non-disclosure, non-competition, non-solicitation agreement and/or policy; and (d) provide the Company with a signed, written resignation of your status as an officer of the Company or any of its affiliates, if applicable. In the event that the Company determines that you have breached, or has threatened to breach, any material provision of the aforementioned restrictive covenants set forth in a separate written agreement or policy, the Company shall immediately terminate all payments and benefits and you shall no longer be entitled to such benefits. Such termination of benefits shall be in addition to any and all legal and equitable remedies available to the Company, including injunctive relief.

Employment at Will:	This letter does not constitute a contract or employment agreement. You understand that your employment is “at will” and can be terminated, with or without cause and with or without notice, at any time. Nothing contained in this letter shall limit or otherwise alter the foregoing. No representations to the contrary are effective unless in writing and approved by the CEO and the Vice President of Human Resources. Your employment will be subject to other policies, terms, and conditions that may be established by the Company from time to time.

Company Policies:	You must comply with all the policies of the Company in effect during your employment. You must also comply with the terms and conditions of the Company’s Employee Handbook which will be provided to you when you start.

Our offer to you expires on January 15, 2012 and is contingent on:

•	Your signature on the enclosed Nondisclosure and Intellectual Property Protection Agreement.

•	Satisfactory results of a required employment background check.

•	Proof of your legal right to work in the United States.

Please acknowledge the terms and conditions of this letter by signing where indicated below and return a signed original to me by either a) emailing a scanned copy to Rachel.Jacobson@motricity.com or b) by faxing to (425) 957-6227.

We hope that you accept our offer and look forward to the transition into your new role.

Sincerely,

/s/ Rachel Jacobson	Date:	January 17, 2012

Rachel Jacobson

Vice President of Human Resources

Acknowledged:

/s/ Richard Stalzer	Date:	January 16, 2012
Name Richard Stalzer